Exhibit 99.1

For Release: Immediately

Contact:
Media – Christopher Farage - Vice President Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts –Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Hannifin Posts Quarterly Records for Sales and Earnings Per Share from Continuing Operations; Strong Cash Flows

CLEVELAND, April 24, 2007 — Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported third quarter fiscal year 2007 results. The company set new quarterly records for sales and earnings per diluted share from continuing operations.

Sales for the third quarter of fiscal year 2007 were $2.8 billion, up 11.3 percent, as compared to sales of $2.5 billion from the same period last year. Earnings per diluted share from continuing operations in the third quarter of fiscal year 2007 was $1.78, an increase of 21.9 percent over the $1.46 posted in the same period a year ago. This quarter’s earnings per diluted share included a gain of 5 cents from the sale of real estate.

“By executing our Win Strategy, our employees delivered another record quarter,” said Chairman, CEO and President Don Washkewicz. “Their continued performance gives us confidence that fiscal year 2007 will end on a very positive note.”

Third Quarter Segment Results

In the Industrial North American segment, third quarter operating income decreased 10.8 percent from the prior year to $146.8 million, on sales of $1.0 billion.

In the Industrial International segment, third quarter operating income increased 42.0 percent over the prior year to $140.5 million, on sales of $1.0 billion.

In the Aerospace segment, third quarter operating income increased 21.6 percent over the prior year to $66.2 million, on sales of $436.5 million.

In the Climate & Industrial Controls segment, third quarter operating income decreased 19.0 percent from the prior year to $19.2 million, on sales of $278.1 million.

Total operating margin across all segments in the third quarter was 13.4 percent versus 13.7 percent in the same period a year ago.

Fiscal Year to Date Results

For the first nine months of fiscal year 2007, sales were $7.8 billion, up 15.9 percent, as compared to sales of $6.8 billion from the same period last year. Earnings per diluted share from continuing operations for the first nine months of fiscal year 2007 was $5.17, up 38.6 percent from the $3.73 reported in the same period in the prior year.

Cash flow from operations for fiscal year 2007 to date reached $536.9 million.

“Our ability to generate strong cash flows allows for great flexibility in optimizing shareholder returns,” said Washkewicz. “For example, cash was used since the beginning of the third quarter to acquire Airtek, a strategic fit for our filtration business; SSD Drives India, which expands our global automation technology platform; Rectus AG, complementing our global fluid handling business; and Rayco Technologies, an Asian based producer of elastomer seals for precision markets. Together, these acquisitions have annual revenues of approximately $166 million. We also made an additional $50 million discretionary contribution to our North American retirement plan in the third quarter.”

Highlights

“This quarter’s financial performance keeps us on track to once again exceed our annual profitable growth goal of 10 percent,” said Washkewicz. “Just as importantly, we continue to grow the company in a very balanced way. Of the quarter’s 11 percent sales growth, 5 percent was derived organically, 4 percent came via acquisitions and 2 percent was due to the favorable impact of foreign currency.”

Washkewicz added, “We’re especially pleased at the results coming from our Industrial International segment. The hard work we’ve done on our European initiatives in recent years, including consolidation of inventory, synchronization of the sales force, and acceleration of low cost manufacturing, has led to sustained and measurable progress in our margins. The Win Strategy initiatives relating to pricing, lean and procurement also continue to drive our success. The clear outcome is that the size and mix of our Industrial International business is more diverse and more profitable than it was during previous business cycles. These factors should allow Parker’s overall performance to remain strong despite potential near term slowing in some of our North American markets.”

The quarter also saw the company highlight a number of its new products in an event for editors of the trade media. “It is gratifying to see the innovative products from our global Winovation program coming to market and gaining customer recognition,” said Washkewicz. “Core Parker technologies like hydraulics, fluid handling, sealing and filtration are leading to the creation of products that will profitably address growing human needs in areas such as energy, safety and healthcare for years to come.”

Outlook

As a result of the continued strong results, the company increased and narrowed its guidance for fiscal year 2007 income from continuing operations from $6.35 to $6.75 per diluted share to $6.80 to $7.00 per diluted share.

In addition to this information, Parker advises shareholders to note order trends, for which the company makes a disclosure several business days after the conclusion of each month. This information is available on the company’s investor information web site, www.phstock.com. Beginning in fiscal year 2008, Parker will begin reporting order trends quarterly instead of monthly.

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal third-quarter results is available to all interested parties via live webcast today at 10:00 a.m. EDT, on the company’s investor information web site, www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $9 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 57,000 people in 43 countries around the world. Parker has increased its annual dividends paid to shareholders for 51 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information web site at www.phstock.com.

Forward-Looking Statements: Forward-looking statements contained in this document and other written reports and oral statements are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the Company’s future performance and earnings projections of the Company may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the Company’s ability to achieve and maintain anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins and growth and innovation initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments, or significant changes in financial condition, uncertainties surrounding timing, successful completion or integration of acquisitions, threats associated with and efforts to combat terrorism, competitive market conditions and resulting effects on sales and pricing, increases in raw material costs that cannot be recovered in product pricing, the Company’s ability to manage costs related to insurance and employee retirement and health care benefits, and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The Company undertakes no obligation to update or publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this news release.

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PARKER HANNIFIN CORPORATION - MARCH 31, 2007

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands except per share amounts)	2007	2006	2007	2006
Net sales	$2,780,969	$2,498,068	$7,843,694	$6,769,156
Cost of sales	2,163,828	1,952,191	6,049,193	5,313,627

Gross profit	617,141	545,877	1,794,501	1,455,529
Selling, general and administrative expenses	308,562	276,700	893,427	759,559
Interest expense	22,403	21,038	61,879	57,096
Other (income) expense, net	(8,750)	(6,929)	(22,153)	4,242

Income from continuing operations before income taxes	294,926	255,068	861,348	634,632
Income taxes	85,617	77,545	248,488	184,237

Income from continuing operations	209,309	177,523	612,860	450,395
Discontinued operations				28,884

Net income	$209,309	$177,523	$612,860	$479,279

Earnings per share:
Basic earnings per share from continuing operations	$1.81	$1.49	$5.25	$3.78
Discontinued operations				.25

Basic earnings per share	$1.81	$1.49	$5.25	$4.03

Diluted earnings per share from continuing operations	$1.78	$1.46	$5.17	$3.73
Discontinued operations				.24

Diluted earnings per share	$1.78	$1.46	$5.17	$3.97

Average shares outstanding during period - Basic	115,450,866	119,453,865	116,687,517	119,052,517
Average shares outstanding during period - Diluted	117,473,774	121,180,698	118,552,883	120,647,547

Cash dividends per common share	$.26	$.23	$.78	$.69

BUSINESS SEGMENT INFORMATION BY INDUSTRY

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2007	2006	2007	2006
Net sales
Industrial:
North America	$1,048,474	$1,062,686	$3,008,902	$2,921,651
International	1,017,953	774,018	2,817,668	2,071,308
Aerospace	436,476	390,966	1,240,873	1,085,047
Climate & Industrial Controls	278,066	270,398	776,251	691,150

Total	$2,780,969	$2,498,068	$7,843,694	$6,769,156

Segment operating income
Industrial:
North America	$146,794	$164,659	$433,822	$432,019
International	140,456	98,933	389,756	247,442
Aerospace	66,219	54,470	202,622	156,575
Climate & Industrial Controls	19,232	23,752	57,019	52,282

Total segment operating income	$372,701	$341,814	$1,083,219	$888,318
Corporate general and administrative expenses	40,538	36,159	121,168	93,475

Income from continuing operations before interest expense and other	332,163	305,655	962,051	794,843
Interest expense	22,403	21,038	61,879	57,096
Other expense	14,834	29,549	38,824	103,115

Income from continuing operations before income taxes	$294,926	$255,068	$861,348	$634,632

PARKER HANNIFIN CORPORATION - MARCH 31, 2007

CONSOLIDATED BALANCE SHEET

(Unaudited)

(Dollars in thousands) March 31,	2007	2006
Assets
Current assets:
Cash and cash equivalents	$183,727	$250,740
Accounts receivable, net	1,717,153	1,452,783
Inventories	1,270,971	1,137,108
Prepaid expenses	64,200	48,505
Deferred income taxes	132,261	111,542

Total current assets	3,368,312	3,000,678
Plant and equipment, net	1,709,239	1,638,492
Goodwill	2,169,631	2,000,264
Intangible assets, net	491,383	442,413
Other assets	969,972	890,670

Total assets	$8,708,537	$7,972,517

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$293,456	$365,306
Accounts payable	734,801	619,558
Accrued liabilities	720,770	626,807
Accrued domestic and foreign taxes	147,734	109,155

Total current liabilities	1,896,761	1,720,826
Long-term debt	1,115,987	1,054,498
Pensions and other postretirement benefits	833,123	1,066,414
Deferred income taxes	122,942	98,791
Other liabilities	219,282	211,867
Shareholders’ equity	4,520,442	3,820,121

Total liabilities and shareholders’ equity	$8,708,537	$7,972,517

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
	Nine Months Ended March 31,
(Dollars in thousands)	2007	2006
Cash flows from operating activities:
Net income	$612,860	$479,279
Net (income) from discontinued operations		(28,884)
Depreciation and amortization	222,019	209,269
Stock-based compensation	28,517	28,072
Net change in receivables, inventories, and trade payables	(179,683)	(105,648)
Net change in other assets and liabilities	(71,970)	38,926
Other, net	(74,864)	(1,714)
Discontinued operations		(9,266)

Net cash provided by operating activities	536,879	610,034

Cash flows from investing activities:
Acquisitions (net of cash of $1,088 in 2007 and $20,846 in 2006)	(188,340)	(809,566)
Capital expenditures	(174,946)	(152,654)
Proceeds from sale of businesses	35,389	92,715
Other, net	(2,839)	10,642
Discontinued operations		(100)

Net cash (used in) investing activities	(330,736)	(858,963)

Cash flows from financing activities:
Net (payments for) proceeds from common share activity	(361,651)	27,517
Net proceeds from debt	254,196	217,380
Dividends	(91,187)	(82,101)

Net cash (used in) provided by financing activities	(198,642)	162,796

Effect of exchange rate changes on cash	4,673	793

Net increase (decrease) in cash and cash equivalents	12,174	(85,340)
Cash and cash equivalents at beginning of period	171,553	336,080

Cash and cash equivalents at end of period	$183,727	$250,740